Exhibit 99.1

MoSys, Inc. Reports Second Quarter 2008 Financial Results

SUNNYVALE, Calif.--(BUSINESS WIRE)--MoSys, Inc., (NASDAQ: MOSY), a leading provider of high-density system-on-chip (SoC) memory and analog/mixed-signal intellectual property (IP), today reported financial results for its second quarter ended June 30, 2008.

Recent Highlights

  Reported total revenue of $3.2 million, a 13.4 percent increase over the previous quarter
  Completed the quarter with cash and investments of $74.6 million
  Secured two new license agreements for Dual-Port Display IC (DDI) embedded memory macros
  Announced shipment of 1T-SRAM DDI macros in LG Electronics’ AMOLED-based display for mobile handsets
  Demonstrated Blu-Ray SoC IP in silicon for home entertainment applications

Management Commentary

“During the second quarter, we recorded sequential growth in both licensing and royalties, which resulted in a sequential increase in total revenue,” stated Len Perham, MoSys’ President and Chief Executive Officer. “We secured two additional license agreements with new customers for our DDI technology, which enables mobile handset manufacturers to cost effectively meet the design challenges of today’s advanced handsets requiring both high resolution displays and multimedia functionality. Additionally, LG Electronics, a licensee of our DDI technology, began production shipments late in the first quarter.”

Mr. Perham continued, “With regard to our embedded flash technology, we expect to complete full foundry certification of our 1T-FLASH at the 130 nanometer process node. We continue to engage with our foundry partners and advanced integrated circuit SoC manufacturers for 1T-FLASH at the advanced 90 and 65 nanometer process nodes. Looking at our analog mixed signal IP, we demonstrated our front end Blu-Ray SoC IP in silicon to customers who are looking for comprehensive mixed signal functionality with all-format support in a single IP. The feedback we have received from these demonstrations has been encouraging, and we are in various levels of discussion with customers for applications in the home entertainment market. Also, we recently received our first order for our Serial ATA (SATA) Physical Layer (PHY) IP. This mixed signal IP is highly robust and can easily be integrated into a range of solutions targeted at the home entertainment, storage and PC markets.”

Mr. Perham concluded, “Going forward, we will continue to execute on our product development roadmap, align ourselves more closely with our foundry partners, increase our sales presence and secure new licensees, while maintaining strong relationships with our existing customer base.”

Second Quarter Results

Total net revenue for the second quarter of 2008 was $3.2 million, compared with $2.8 million for the first quarter of 2008 and $4.3 million for the second quarter of 2007.

Second quarter total revenue included licensing revenue of $0.7 million, compared with $0.4 million for the first quarter of 2008 and $2.2 million for the second quarter of 2007. Royalty revenue for the second quarter was $2.5 million, which includes royalties associated with the Nintendo Wii game console. Second quarter royalty revenue compares to $2.4 million for the previous quarter and $2.2 million for the second quarter of 2007.

Gross margin as determined in accordance with U.S. Generally Accepted Accounting Principles (GAAP) was 74 percent, compared with 83 percent for the first quarter of 2008 and 84 percent for the second quarter of 2007.

Total operating expenses on a GAAP basis for the second quarter were $7.5 million, compared with $7.7 in the previous quarter and $4.9 million for the second quarter of 2007.

GAAP net loss for the quarter was $4.6 million, or ($0.14) per share, including stock-based compensation expense of $1.3 million and intangible asset amortization charges of $197,000. This compares with a net loss of $4.3 million, or ($0.14) per share, for the first quarter of 2008 and a net loss of $146,000, or ($0.00) per share, for the second quarter of 2007.

The net loss for the second quarter was $3.1 million, or ($0.10) per share, computed on a non-GAAP basis by excluding total stock-based compensation charges of $1.3 million and $197,000 in amortization charges. A reconciliation of GAAP to non-GAAP results is provided in the financial statement tables following the text of this press release.

Earnings per share for the quarter on both a GAAP and non-GAAP basis were computed using 31,703,000 shares.

Cash, cash equivalents and both long and short-term investments totaled approximately $74.6 million as of June 30, 2008, compared to approximately $78.7 million as of December 31, 2007.

Business Outlook

Len Perham, President and CEO, and Jim Sullivan, CFO, will comment on the second quarter during the Company’s financial results conference call today, July 29, 2008, at 1:30 p.m. (PT).

Second Quarter Financial Results Webcast / Conference Call

MoSys will host a conference call and webcast with investors today at 1:30 p.m. Pacific time (4:30 p.m. Eastern time) to discuss the second quarter 2008 financial results and the business outlook. Investors and other interested parties may access the call by dialing 1-888-713-4213 in the U.S. (617-213-4865 outside of the U.S.), and entering the pass code 66420623 at least 10 minutes prior to the start of the call. In addition, an audio webcast will be available through the MoSys Web site at http://www.mosys.com. A telephone replay will be available for two business days following the call at 888-286-8010 in the U.S. (617-801-6888 outside of the U.S.), pass code of 78480026.

One may also pre-register their attendance for the conference call, which will enable immediate entry into the call. To pre-register and secure your unique PIN please go to: https://www.theconferencingservice.com/prereg/key.process?key= PJRFLHCAP

(Due to its length, this URL may need to be copied/pasted into your Internet browser's address field.)

Use of Non-GAAP Financial Measures

To supplement MoSys’ consolidated financial statements presented in accordance with GAAP (U.S. Generally Accepted Accounting Principles), MoSys uses non-GAAP financial measures that exclude from the income statement the effects of stock-based compensation and the effects of certain charges related to acquired intangible assets and other acquisition-related charges from its acquisition of the analog/mixed-signal design teams and the company’s extensive related design know-how from Atmel Corporation and LDIC in 2007. MoSys’ management believes that the presentation of these non-GAAP financial measures is useful to investors and other interested persons because they are one of the primary indicators that MoSys’ management uses for planning and forecasting future performance. MoSys believes that the presentation of non-GAAP financial measures that exclude these items is useful to investors because MoSys does not consider these charges part of the day-to-day business or reflective of the core operational activities of the Company that are within the control of management or that would be used to evaluate management’s operating performance.

Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the comparable GAAP results, which is provided in a table immediately below the Condensed Consolidated Statements of Operations. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. For additional information regarding these non-GAAP financial measures, and management’s explanation of why it considers such measures to be useful, refer to the Form 8-K dated July 29, 2008, that the Company filed with the Securities and Exchange Commission.

Forward-Looking Statements

This press release may contain forward-looking statements about the Company, including, without limitation, benefits and performance expected from use of the Company’s 1T-SRAM, 1T-FLASH and analog/mixed-signal technologies, the Company’s execution and results, improving operational efficiencies, growth of the business and future business prospects.

Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include, but are not limited to, customer acceptance of our proprietary technologies for 1T-SRAM, 1T-FLASH and analog/mixed-signal, the timing and nature of the license agreements to be entered into with our customers and their requests for our services under existing license agreements, the timing of customer acceptance of our work under such agreements, the level of commercial success of licensees’ products, ease of manufacturing and yields of devices incorporating our proprietary technologies, our ability to enhance our existing proprietary technologies and develop new technologies, the level of intellectual property protection provided by our patents, the expenses and other consequences of litigation, including intellectual property infringement litigation, to which we may be or may become a party from time to time, the vigor and growth of markets served by our licensees and customers and operations of the Company and other risks identified in the Company’s most recent reports on forms 10-Q and 10-K filed with the Securities and Exchange Commission, as well as other reports that MoSys files from time to time with the Securities and Exchange Commission. MoSys undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

About MoSys, Inc.

Founded in 1991, MoSys (NASDAQ: MOSY), develops, markets and licenses innovative embedded memory and analog/mixed-signal intellectual property (IP) technologies for advanced SoCs used in a variety of home entertainment, mobile consumer, networking and storage applications. MoSys' patented 1T-SRAM and 1T-FLASH technologies offer a combination of high density, low power consumption, high speed and low cost unmatched by other available memory technologies. MoSys’ advanced analog/mixed-signal technologies include highly integrated Blu-ray DVD, Gigabit Ethernet, Serial ATA, and a range of high speed phase lock loop and analog-to-digital converter IP. MoSys' embedded memory IP has been included in more than 160 million devices demonstrating silicon-proven manufacturability in a wide range of processes and applications. MoSys is headquartered at 755 N. Mathilda Avenue, Sunnyvale, California 94085. More information is available on MoSys' website at http://www.mosys.com.

MoSys and 1T-SRAM are registered trademarks of MoSys, Inc. 1T-FLASH(TM) is a trademark of MoSys, Inc.

MOSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts; unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Net Revenue
Licensing	$667	$2,159	$1,099	$3,317
Royalty	2,528	2,170	4,913	4,149
Total net revenue	3,195	4,329	6,012	7,466

Cost of Net Revenue
Licensing	833	678	1,313	1,242
Total cost of net revenue	833	678	1,313	1,242

Gross Profit	2,362	3,651	4,699	6,224

Operating Expenses
Research and development	4,344	2,101	8,443	4,179
Selling, general and administrative	2,926	2,825	6,282	5,405
Amortization of acquired intangible assets	197	-	394	-
Total operating expenses	7,467	4,926	15,119	9,584

Loss from operations	(5,105)	(1,275)	(10,420)	(3,360)

Other income/expenses	561	1,232	1,635	2,296
Loss before income taxes	(4,544)	(43)	(8,785)	(1,064)

Provision for income taxes	(46)	(103)	(89)	(51)

Net loss	$(4,590)	$(146)	$(8,874)	$(1,115)

Net loss per share
Basic and diluted	($0.14)	($0.00)	($0.28)	($0.04)

Shares used in computing net loss per share
Basic and diluted	31,703	31,945	31,690	31,820

MOSYS, INC.
Reconciliation of GAAP to Non-GAAP Net Loss and Net Loss Per Share
(In thousands, except per share amounts; unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

GAAP net loss	$(4,590)	$(146)	$(8,874)	$(1,115)
Stock-based compensation expense
- Cost of net revenue	151	122	231	222
- Research and development	356	279	729	529
- Selling, general and administrative	826	517	1,639	929
Total stock-based compensation expense	1,333	918	2,599	1,680

Amortization of acquired intangible assets	197	-	394	-

Non-GAAP net income (loss)	$(3,060)	$772	$(5,881)	$565

GAAP net loss per share	($0.14)	($0.00)	($0.28)	($0.04)
Reconciling items
- Stock-based compensation expense	0.04	0.03	0.08	0.06
- Amortization of acquired intangible assets	(0.00)	-	0.01	-

Non-GAAP net income (loss) per share: Basic and diluted	($0.10)	$0.03	($0.19)	$0.02

Shares used in computing non-GAAP net income (loss) per share
Basic	31,703	31,945	31,690	31,820
Diluted	31,703	32,882	31,690	32,751

MOSYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	June 30,	December 31,
	2008	2007

Assets
Current assets:
Cash, cash equivalents and investments	$57,844	$64,961
Accounts receivable, net	763	895
Unbilled contract receivables	273	518
Prepaid expenses and other assets	1,746	2,393
Total current assets	60,626	68,767

Long-term investments	16,786	13,693
Property and equipment, net	1,320	1,396
Goodwill	12,326	12,326
Intangible assets, net	1,772	2,166
Other assets	186	449
Total assets	$93,016	$98,797

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$366	$146
Accrued expenses and other liabilities	2,156	2,158
Deferred revenue	984	201
Total current liabilities	3,506	2,505

Stockholders' equity	89,510	96,292

Total liabilities and stockholders’ equity	$93,016	$98,797

CONTACT:
MoSys, Inc.
Jim Sullivan, 408-731-1800
CFO
jsullivan@mosys.com
or
Shelton Group, Investor Relations
Beverly Twing, 972-239-5119 ext. 126
Sr. Acct. Manager
btwing@sheltongroup.com